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Feb. 13, 2014

Alaska Air Group Board of Directors Increases Quarterly Cash Dividend

SEATTLE - The board of directors of Alaska Air Group has approved a quarterly cash dividend of 25 cents per share to all shareholders of record as of Feb. 25. The dividend-which is 5 cents per share, or 25 percent, higher than the previous quarterly dividend-will be paid on March 11.
Air Group began paying a quarterly dividend of 20 cents per share in August 2013, the first time since 1992 that the company had paid a dividend. The dividends are financed from operating cash flow and cash on hand.
“This increased dividend reflects the board’s confidence in our ability to sustain Alaska’s financial performance,” CEO Brad Tilden said.
Alaska Air Group has returned more than $500 million to investors since 2007 by repurchasing more than 21 million shares of stock and initiating a quarterly dividend.
Alaska Airlines, a subsidiary of Alaska Air Group (NYSE: ALK), together with its partner regional airlines, serves nearly 100 cities through an expansive network in Alaska, the Lower 48, Hawaii, Canada and Mexico. Alaska Airlines has ranked “Highest in Customer Satisfaction Among Traditional Network Carriers” in the J.D. Power North America Airline Satisfaction StudySM for six consecutive years from 2008 to 2013. For reservations, visit www.alaskaair.com. For more news and information, visit the Alaska Airlines Newsroom at www.alaskaair.com/newsroom.

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